As filed with the Securities and Exchange Commission on June 7, 2006

File No. 333-82304

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PENN VIRGINIA CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	Three Radnor Corporate Center Suite 300, 100 Matsonford Road Radnor, Pennsylvania 19087-4515	23-1184320
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices) (Zip Code)	(I.R.S. Employer Identification No.)

PENN VIRGINIA CORPORATION AND AFFILIATED COMPANIES EMPLOYEES' 401(K) PLAN

(Full title of plan)

Nancy M. Snyder
Executive Vice President, General Counsel and Corporate Secretary
Penn Virginia Corporation
Three Radnor Corporate Center
Suite 300, 100 Matsonford Road
Radnor, PA 19087-4515
(Name and address of agent for service)

(610) 687-8900
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	300,000 shares (1)(3)	N/A	N/A	N/A

(1)  300,000 shares of Common Stock, in addition to the 300,000 shares of the Common Stock registered on February 7, 2002 for issuance under the Penn Virginia Corporation and Affiliated Companies Employees' 401(k) Plan, to adjust for the Stock Split (as further described in this Registration Statement).

(2)  The Registrant previously paid a registration fee in connection with the registration of 300,000 shares of Common Stock on February 7, 2002 under this Registration Statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement is deemed to apply to the additional shares resulting from the Stock Split and no additional fee is required to be paid.

(3)  Includes associated Rights to Purchase Common Stock. Until the occurrence of certain prescribed events, none of which has occurred, the Rights are not exercisable, are evidenced by the certificates representing Common Stock, and will be transferred with an only with Common Stock.

INCORPORATION BY REFERENCE

     This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (this "Post-Effective Amendment No. 1"), filed pursuant to Instruction E of Form S-8, relates to the Registration Statement on Form S-8 (No. 333-82304) of Penn Virginia Corporation (the "Registrant") filed by the Registrant with the Securities and Exchange Commission on February 7, 2002 (the "Registration Statement"). Under the Registration Statement, the Registrant registered 300,000 shares of its Common Stock, par value $0.01 per share (the "Common Stock"), to be issued pursuant to the Registrant's Penn Virginia Corporation and Affiliated Companies Employees' 401(k) Plan. The contents of the Registration Statement are hereby incorporated by reference into this Post-Effective Amendment No. 1.

POST-EFFECTIVE AMENDMENT NO. 1

     On June 10, 2004, the Registrant distributed a stock dividend of one share of Common Stock for every share of Common Stock issued and outstanding on the record date of June 3, 2004 (the "Stock Split"). This Post-Effective Amendment No. 1 hereby reflects, in accordance with Rule 416(b) under the Securities Act of 1933, as amended, the change in the amount of securities registered under the Registration Statement, on account of the Stock Split, from 300,000 to 600,000.

Item 8.  Exhibits.

     The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description
5.1	Opinion of Nancy M. Snyder as to legality of securities being registered.
23.1	Consent of Nancy M. Snyder (contained in opinion filed as Exhibit 5.1 hereto).
23.2	Consent of KPMG LLP.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Radnor, Pennsylvania, on June 7, 2006.

PENN VIRGINIA CORPORATION

By:	/s/ A. James Dearlove
A. James Dearlove
President and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes A. James Dearlove and Nancy M. Snyder, and each of them, his/her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for him/her in any and all capacities to sign any and all amendments (including pre- or post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, hereby ratifying and confirming all that each such attorney-in-fact, or his/her substitute or substitutes, may do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities as indicated on June 7, 2006.

/s/ A. James Dearlove	President and Chief Executive Officer (Principal Executive Officer)
A. James Dearlove

/s/ Frank A. Pici	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Frank A. Pici

*	Chairman of the Board of Directors
Robert Garrett

Director
Joe N. Averett, Jr.

*	Director
Edward B. Cloues, II

*	Director
Keith D. Horton

/s/ Steven W. Krablin	Director
Steven W. Krablin

/s/ Merrill A. Miller, Jr.	Director
Merrill A. Miller, Jr.

Director
Philippe van Marcke de Lummen

*	Director
Marsha Reines Perelman

/s/ Gary K. Wright	Director
Gary K. Wright

     A. James Dearlove, the undersigned attorney-in-fact, by signing his name below, does hereby sign this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement on behalf of the above-indicated directors of the Registrant pursuant to a power of attorney executed by such persons and previously filed with the Securities and Exchange Commission.

*By:	/s/ A. James Dearlove
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Nancy M. Snyder as to legality of securities being registered.
23.1	Consent of Nancy M. Snyder (contained in opinion filed as Exhibit 5.1 hereto).
23.2	Consent of KPMG LLP.